Exhibit (d)(2)


                              CHOICE FUNDS

                      INVESTMENT ADVISORY AGREEMENT

                     AMENDED AND RESTATED SCHEDULE A




     Fund Name              Annual Investment       Effective Date
                               Advisory Fee*

Choice Balanced Fund               0.75%               11/1/00

Choice Focus Fund                  1.00%               11/1/00

Choice Long-Short Fund             2.50%               11/1/00

Choice Market Neutral Fund         1.65%               3/31/03


*As a percent of the average daily net assets of each respective Fund.